Exhibit 99.1

BRITESMILE REJECTS FUTUREDONTICS PROPOSAL

          WALNUT CREEK, Calif., June 11, 2006 /PRNewswire-FirstCall via COMTEX News Network/ -- BriteSmile, Inc. (Nasdaq: BSML) (“BriteSmile”) announced today that its Board of Directors has unanimously rejected the unsolicited proposal by Futuredontics, Inc. (“Futuredontics”) to acquire the outstanding shares of BriteSmile for $2.00 per share in cash and $2.00 per share in Futuredontics common stock.

          The proposal, unilaterally announced by Futuredontics on June 9, was not based on any prior discussions with BriteSmile for an acquisition of the Company, and BriteSmile had not agreed to public disclosure of the proposal at this time. BriteSmile emphasized that discussions with Futuredontics following receipt of the proposal were very preliminary, and neither party had conducted any due diligence with respect to the other.

          Among the reasons cited by the Board, the proposal was rejected because Futuredontics had advised BriteSmile that it does not have the funds required to complete the transaction. In addition, BriteSmile believes that the reverse-merger structure of Futuredontics’ proposal is not feasible, nor does the proposal specify the means of assuring BriteSmile’s stockholders that the stock component of the consideration would be worth $2 per share. Finally, BriteSmile stockholders holding approximately 55% of its outstanding stock have informed BriteSmile that they are not interested in approving a transaction with Futuredontics on the proposed terms. Such stock would be sufficient to block any transaction with Futuredontics.

          BriteSmile markets the most advanced teeth whitening technology available through 17 state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. For more information about BriteSmile’s procedure, call 1- 800-BRITESMILE or visit the Company’s Website at www.britesmile.com.

          This release, other than historical information, consists of forward- looking statements that involve risks and uncertainties such as the Company’s ability to successfully and profitably operate the Spa Center business. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company’s most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.

SOURCE BriteSmile, Inc.

Kenneth A. Czaja, CFO, +1-925-279-2867 for BriteSmile, Inc.

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